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                                                                  EXHIBIT (a)(2)


                        ATTACHMENT: LETTER OF TRANSMITTAL



                             PERVASIVE SOFTWARE INC.


                              Letter of Transmittal



PARTICIPATION INSTRUCTIONS:

1A. Complete this form online in Microsoft Word, completing the above blanks (including date and name) and send from your Pervasive email account to sheila.langehennig@pervasive.com as soon as possible, but in any event, before 5:00 p.m. Central Time on August 27, 2001,

OR

1B. Print this form, complete it, sign it, and fax it to (512) 231-6008 or deliver it to Sheila Langehennig, Pervasive Software Inc., 12365 Riata Trace Parkway, Building II, Austin, Texas, 78727, USA as soon as possible, but in any event, before 5:00 p.m. Central Time on August 27, 2001.

2. Ensure that you receive confirmation of receipt from Stock Administration within 5 business days.



Name of Optionee:
                         --------------------------

Country Where Employed:
                         --------------------------

Social Security Number:         -    -       (U.S. employees only)
                           ----- ---- ------


I have received and read the "Offer to Exchange All Outstanding Options to Purchase Common Stock Under Pervasive Software Inc. 1997 Stock Incentive Plan (the "Plan") including the FAQ. I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me on or after February 27, 2001 under the Plans. In return, Pervasive will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Pervasive board of directors held after six months and one day following the date we cancel the options accepted for exchange, which will be on or after February 28, 2002 (the "replacement grant date"), provided that I am still employed by Pervasive on that date. The exercise price of the replacement options will be equal to the closing sales price of Pervasive stock on such date. The common stock underlying the replacement options will vest on a two year schedule, unless the replacement option is granted in exchange for options originally granted on June 20, 2001 in which case the replacement option will vest on a four year schedule.


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I understand that the replacement options will be incentive stock options to the maximum extent permissible by law. Except for the vesting schedule and strike price, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

I also understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Pervasive may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options that Pervasive has made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Pervasive accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT THIS ELECTION WILL BE IRREVOCABLE ON THE DATE PERVASIVE ACCEPTS MY OPTIONS FOR EXCHANGE.

I hereby make the following election(s) with regard to my eligible option grants:

A.       OPTIONS GRANTED ON OR AFTER FEBRUARY 27, 2001

[ ]   I hereby elect to cancel ALL outstanding options granted on or after
February 27, 2001. (Partial elections are not permitted.)

B. OPTIONS GRANTED ON OR AFTER FEBRUARY 27, 2001, PLUS OPTIONS GRANTED BEFORE FEBRUARY 27, 2001

[ ] I hereby elect to cancel ALL outstanding options granted on or after February 27, 2001, and in addition I hereby elect to cancel the following outstanding options granted before February 27, 2001. (Please list only those options that you want to cancel):

         1.       Option Granted on                     ,         .
                                    --------------- ----  --------

         2.       Option Granted on                     ,         .
                                    --------------- ----  --------

         3.       Option Granted on                     ,         .
                                    --------------- ----  --------

         4.       Option Granted on                     ,         .
                                    --------------- ----  --------

Optionee's Signature (if submitted in hardcopy):
                                                 -----------------------
Optionee's Name (if submitted electronically):

Date:
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